Exhibit 99.1

CONN'S, INC. REPORTS DECEMBER 2014 SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, January 8, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported an 11.5% increase in total retail net sales, to $132.4 million, for the month ended December 31, 2014, compared to the same prior year period.

The following tables present the Company's percentage change in same store sales for the month ended December 31, 2014 as compared to the same prior year period and 60-plus day delinquency rate as of December 31, 2014:

For the Month Ended
December 31, 2014
Same store sales % change (as compared to the month ended December 31, 2013):
Furniture and mattress	3.8%
Home appliance	7.5
Consumer electronic	7.5
Home office	(26.4)
Other	(24.2)
Product sales	(0.1)
Repair service agreement commissions	(3.9)
Total net sales	(0.5)%

As of December 31, 2014
60-plus day delinquency rate	9.7%

Theodore M. Wright, Conn’s chairman and chief executive officer commented “Greater than 60 day delinquency improved by 30 basis points in December compared to November. Less than 60 day delinquency at December 31, 2014 was well below a year ago.”

“Total retail net sales were $122.7 million for the month ended November 30, 2014, a 19.4% increase compared to the same prior year period, followed by total retail net sales of $132.4 million for the month ended December 31, 2014. Same store sales declined less than 1% against an increase of 38.5% in the prior year December. We estimate a 5-7% headwind due to tighter underwriting compared to a year ago. Tighter underwriting, along with additional store openings, mostly impacted Arizona and New Mexico stores. Excluding Arizona and New Mexico store locations, same store sales increased 1.4%.”
“We experienced same store unit sales increases in the furniture and mattress and home appliance categories, while average selling price increases more than offset unit declines in consumer electronics and partially offset unit declines in home office. Same store sales increased 5.2%, excluding home office. Tablet same store sales declined 58.7%. Television same store sales were up slightly, and sales of Ultra HD televisions were 3.2% of December 2013 television sales and 51.1% of December 2014 television sales. Gaming sales increased sharply compared to a year ago as availability met consumer demand this year. Same store repair service agreement commissions declined due to changing product sales mix, as repair service agreement attachment rates are highest on home office products.”

“Supply chain issues caused by port labor disruption were mitigated by planned higher inventory, although we had isolated product shortages. Overall, the impact of the port situation was limited and a greater impact on January sales is not expected unless product flow deteriorates further.”
All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's monthly and quarterly financial statement closing process. The Company has provided monthly same store sales and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.Conns.com.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 91 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D, Ultra HD and plasma televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and

•	Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: whether any potential sale of or other strategic transaction by or related to Conn's will be consummated and, if so, the timing and terms of any such transaction, including any possible sale price; general economic conditions impacting the customers or potential customers; the Company’s ability to continue existing or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the customers and the Company’s employees; the Company’s ability to fund the Company’s operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 31, 2014 and the Company’s Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400